Exhibit 99.1

Flow International Corporation

Kathryn L. Munro	23500 64th Avenue South
Chairman of the Board	Kent, WA 98032

May 1, 2007

Mr. Daniel Loeb,

Third Point LLC

390 Park Avenue

New York, NY 10022

Dear Mr. Loeb:

The Board of Flow International Corporation has reviewed your letter dated April 23, 2007.

The Board is focused on creating value for all shareholders and in that regard is committed to reviewing and considering any bona fide offer for the acquisition of the Company. However, a letter that fails to specify a price or committed financing sources does not provide the Board with an adequate basis from which to determine whether further discussion or access to confidential business plans and other information is warranted.

The Board, together with its outside investment banking advisor Houlihan Lokey Howard & Zukin, continues to review the Company’s strategic alternatives. Until we have completed our review of our strategic alternatives, it is premature to make a judgment as to whether it is appropriate for the Company to engage in a sale process. We can assure you that if the Board concludes that a sale of the Company is the best strategy to enhance value, the company would adopt an organized process that is open to all qualified potential bidders.

Very truly yours,

/s/ Kathryn L. Munro
Kathryn L. Munro